Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 3, 2010

Relating to Preliminary Prospectus Supplement dated June 3, 2010 to Prospectus dated March 27, 2009

Registration No. 333-158250

FINAL PRICING TERM SHEET

$300,000,000 5.500% Notes due 2020

Issuer:	International Game Technology

Title of Security:	5.500% Notes due 2020

Security Type:	SEC Registered

Principal Amount:	$300,000,000

Maturity Date:	June 15, 2020

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2010

Benchmark Treasury:	3.500% due May 15, 2020

Benchmark Treasury Yield:	3.355%

Spread to Benchmark Treasury:	T + 220 bps

Re-offer Yield:	5.555%

Coupon:	5.500%

Price to Public:	99.580%

Make-Whole Call:	T + 35 bps

Trade Date:	June 3, 2010

Expected Settlement Date:	T + 3; June 8, 2010

CUSIP Number:	459902 AS1

ISIN Number:	US459902AS13

Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated

Co-Managers:

Banc of America Securities LLC
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Comerica Securities, Inc.
Daiwa Capital Markets America Inc.
KeyBanc Capital Markets Inc.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement, the documents incorporated by reference therein, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it from Deutsche Bank Securities Inc., telephone: 1-800-503-4611, or Morgan Stanley & Co. Incorporated, telephone: 1-866-718-1649.

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